Exhibit 99.1

FCStone Group, Inc. Provides Update of Commodity Volatility and Credit Issues

KANSAS CITY, MO., November 3, 2008 (PrimeNewswire via COMTEX News Network) — FCStone Group, Inc. (Nasdaq:FCSX), an integrated commodity risk management firm, reported today that it expects to incur up to a $25 million pre-tax bad debt provision for the first quarter of fiscal 2009 in connection with losses by three domestic accounts for which FCStone serves as the clearing firm or counterparty. These losses, driven by unprecedented volatility in the commodity and foreign exchange markets, relate primarily to a significant energy trading account, and to a lesser extent, a renewable fuels account and a foreign exchange account. The estimated bad debt provision is expected at this time to be adequate for all known existing credit contingencies for the first quarter of fiscal 2009. This estimated bad debt provision is based upon currently available information, market conditions and account positions, which could change before the end of the first quarter on November 30, 2008. The company experienced no material impacts from credit issues during the fourth quarter of our fiscal 2008 year ended August 31, 2008. In addition, the company can report that it has no direct credit exposure relating to VeraSun Energy Corporation, which filed for bankruptcy protection last week.

These losses if realized on an after tax basis would be approximately $15 million, or $0.52 per share. For comparison purposes, the company realized an average of $0.45 of net income per quarter from continuing operations through the first three quarters of fiscal 2008 for a total of $1.36 per share for the nine months ended May 31, 2008.

FCStone has taken and is taking appropriate actions to mitigate these exposures. The company has taken specific steps intended to reduce the market risk associated with the trading position of the energy account. Nonetheless, no assurances can be given that additional losses on this account will not be recognized. FCStone may recover a portion of the losses on the energy account from the introducing broker of that account under a sharing agreement between FCStone and the introducing broker, but no assurances can be given as to the amount and timing of recovery that may be obtained under that agreement.

More generally, FCStone has added to its internal credit risk management staff and in addition to regular monitoring its clearing customers’ accounts, it has concluded a complete review of those accounts. The company has also retained an external consultant to review all of the company’s credit risk procedures, processes and systems. The company believes that it has made appropriate adjustments to its monitoring system designed to substantially reduce the risk of failures of these types in the future.

FCStone believes that its capital position and liquidity remain strong. It has credit lines for its operations totaling $511 million, which includes $56 million in committed subordinated debt lines available for regulatory purposes, $270 million of committed revolving margin lines and $185 million of available commodity repurchase financing lines evidenced by warehouse receipts and available for use in connection with our customer inventory financing program. Current outstanding balances under these facilities consist solely of $16 million in subordinated debt and $17 million in repurchase financing. As of May 31, 2008, the company reported consolidated stockholders’ equity of $217 million.

The company’s futures commission merchant subsidiary, FCStone LLC, had minimum regulatory capital requirements as of October 30, 2008 totaling approximately $54.3 million. At that time, the company had capital in excess of its regulatory requirement of $46.1 million and access to additional capital obtainable by the elimination of “haircuts” on investments totaling $11.8 million and undrawn subordinated debt of $40 million bringing the total available excess capital to $97.9 million.

Pete Anderson, President and Chief Executive Officer of FCStone, stated “We recognize that these charges are significant and we want to assure our customers, industry participants and shareholders that we take this situation very seriously and will continue strengthening our credit risk procedures, processes and systems. I want to assure everyone that FCStone’s capital and liquidity positions remain strong and permit us to continue the growth of our core risk management business that our customers need and our shareholders expect. The need for the company’s risk management services and products has never been greater than it is in these volatile times.”

Conference Call & Webcast

The company will host a conference call on Tuesday, November 4, 2008 at 9:00 a.m. (ET) with management to focus on these commodity volatility and credit issues. A live webcast of the conference call as well as a replay will be available online on the company’s corporate website at www.fcstone.com. Participants also can access the call by dialing 800-257-3401 (within the United States and Canada), or 303-262-2054 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Thursday, December 4, 2008. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11122160#.

The company has announced by a separate press release that it will host another conference call on Thursday, November 13, 2008 to review the company’s fiscal year end and fourth quarter 2008 results, which will not be discussed on the November 4 conference call.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended May 31, 2008, executed 98.8 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: FCStone Group, Inc.

FCStone Group, Inc.

Investor inquiries:

Bill Dunaway

866-522-7188

billd@fcstone.com